February 2, 2009

Mr. Dan A. Chila

Chief Financial Officer

Sun Bancorp, Inc.

226 Landis Avenue

Vineland, NJ 08360

Dear Mr. Chila:

We hereby consent to the the use of our firm’s name, FinPro, Inc. (“FinPro”) and a summary of and references to our Intangible Impairment Analysis provided by FinPro which are included in the Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K that are incorporated by reference in this Registration Statement on Form S-3 of Sun Bancorp, Inc.

Very Truly Yours,

/s/ FinPro, Inc.

FinPro, Inc.

20 Church Street ? P.O. Box 323 ? Liberty Corner, NJ 07938-0323 ? Tel: 908.604.9336 ? Fax: 908.604.5951

finpro@finpronj.com  •   www.finpronj.com